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(858) 207 - 5859

BIOMED REALTY AND WEXFORD SCIENCE & TECHNOLOGY COMPLETE MERGER

BioMed Realty Expands Footprint in University/Research Markets with 1.6 Million Square Feet of High-Quality Assets and 935,000 Square Feet of Development Projects

SAN DIEGO, California and BALTIMORE, Maryland - June 3, 2013 - BioMed Realty Trust, Inc. (NYSE: BMR) and Wexford Science & Technology, LLC announced today that they have completed their previously announced merger. The Wexford Science & Technology platform will operate as a wholly-owned subsidiary of BioMed Realty, developing institutional quality life science real estate for academic and medical research organizations with specialty expertise in urban development and redevelopment of life science real estate.
Commenting on the merger, Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty, said, “The Wexford team developed the highly successful model for university development and brings a wealth of expertise, creativity and relationships in meeting the real estate needs of the academic and medical research communities. Their extensive industry knowledge, outstanding reputation and depth of relationships throughout academic circles are an ideal fit with the BioMed Realty team of professionals dedicated to serving the needs of the life science industry.”
James Berens will continue to lead Wexford Science & Technology as its president. Mr. Berens added, “We at Wexford are very pleased to join the BioMed Realty team. Our combined core competencies - BioMed Realty's distinctive fully integrated operating platform, investment acumen and access to capital and Wexford's fully integrated development capabilities - create tangible opportunities to grow via access to new markets and relationships. We look forward to making an immediate impact and being a significant contributor to the combined company's future success.”
The aggregate consideration for Wexford Science & Technology at the close of the transaction was approximately $672 million. This total reflects the estimated initial consideration of $640 million adjusted for additional construction and development costs incurred since March 26, 2013, the date of the merger agreement, and the value of common stock and operating partnership units issued by BioMed Realty as consideration.
Approximately $192 million in debt at fair value, net of restricted cash reserves, is being assumed by BioMed Realty. BioMed Realty issued approximately 5.9 million shares of common stock and operating partnership units to the sellers at close with the balance of the merger consideration paid in cash.
Goldman, Sachs & Co. acted as financial advisor to the primary shareholder of Wexford Science & Technology. Morgan Stanley acted as financial advisor to BioMed Realty. Stifel acted as financial advisor to Wexford Science & Technology.
About BioMed Realty Trust
BioMed Realty delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 16.1 million rentable square feet (including the properties acquired in its recent merger with Wexford Science & Technology). The company's properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, Maryland, San Diego, and New York/New Jersey, which have well-established reputations as centers for scientific research.  Additional information is available at www.biomedrealty.com.

About Wexford Science & Technology
Wexford Science & Technology is a wholly-owned subsidiary of BioMed Realty Trust, Inc. that meets the growing and specialized facilities needs of for-profit and not-for-profit institutions, including universities, university-related research parks and healthcare systems. Wexford Science & Technology collaborates with its client institutions to create and build knowledge-based communities, which are vibrant, mixed-use, amenity-rich environments where innovation thrives. Wexford Science & Technology owns or has interests in properties comprising approximately 2.5 million rentable square feet. Wexford Science & Technology's objective is to become a long-term partner with its institutional clients, supporting strategic organizational growth in significant, value-added ways while strengthening the communities in which Wexford Science & Technology works. Additional information is available at www.wexfordscitech.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: failure to manage effectively the company's growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully, including the company's merger with Wexford Science & Technology and related development projects; the company's ability to meet projected yields on properties, including projected yields on properties acquired in connection with the company's merger with Wexford Science & Technology; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company's target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company's investment grade credit ratings with the ratings agencies; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company's domestic operations; risks associated with the company's investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company's dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.